Contact:     William E. Keslar
                                             Don H. Herring
                                             (412) 433-6870




FOR IMMEDIATE RELEASE


            USX CORPORATION REPORTS THIRD QUARTER
 MARATHON GROUP FINANCIAL RESULTS DOWN 58 PERCENT FROM 1997

               Earnings Highlights
  (Dollars in millions except per diluted share data)

                                       3Q 1998       3Q 1997

Net income adjusted for special items     $70           $166
          - per diluted share           $0.24          $0.57
Net income                                $51           $192
Net income - per diluted share           $0.17         $0.66
Revenues                                $5,662         $3,944

     PITTSBURGH, October 22, 1998 -- USX-Marathon Group's

(NYSE:MRO) net income adjusted for special items was $70

million, or 24 cents per diluted share, in third quarter

1998, down 58 percent from $166 million, or 57 cents per

diluted share, in third quarter 1997.

     The Marathon Group recorded third quarter 1998 net

income of $51 million, or 17 cents per diluted share.  The

results included a $19 million unfavorable aftertax inventory market valuation (IMV) reserve adjustment (see Note 3 to the attached Marathon Group Statement of Operations).  Net income in third quarter 1997 was $192 million, or 66 cents per

diluted share and included a $26 million favorable aftertax

IMV reserve adjustment.

     USX Corporation Board Chairman Thomas J. Usher said,

"Third quarter results reflected continued growth in

Marathon's worldwide liquids production as well as the

production added as a result of our recent acquisition of

Tarragon.  However, these operational achievements were more than offset by significantly lower worldwide liquid

hydrocarbon and domestic natural gas prices and decreased

refined product margins."

     In 1998, financial measures such as revenues, income

from operations and capital expenditures include 100 percent of Marathon Ashland Petroleum LLC (MAP) and are not

comparable to prior period amounts. Marathon Group revenues

during third quarter 1998, were $5.7 billion compared with

$3.9 billion in 1997.

     Third quarter Marathon Group income from operations,

excluding the effects of the IMV reserve adjustment, was $265 million in 1998, versus $319 million in 1997.  Third quarter results were negatively impacted by three tropical storms in

September that moved through the Gulf of Mexico and resulted in temporary shut-ins of offshore production facilities, the

Louisiana Offshore Oil Port and the Garyville refinery.  As a result of these storms, reported production for the quarter

was reduced by an estimated 8,000 barrels of liquid

hydrocarbon per day (bpd) and 12 million cubic feet of

natural gas per day (mmcfpd) and refinery crude runs were

curtailed by nearly 10,000 bpd.

     Worldwide exploration and production (upstream) reported

income from operations of $60 million in third quarter 1998,

versus $127 million in third quarter 1997.

     Domestic upstream reported income from operations of $44

million for third quarter 1998 compared with $87 million in

third quarter 1997.  This decrease was primarily attributable to significantly lower liquid hydrocarbon and natural gas

prices, partially offset by a 21 percent increase in liquid

hydrocarbon production and lower exploration expense.

     Marathon, bidding in partnership with other companies,

was high bidder on three Western Gulf of Mexico blocks at the

August 26, 1998, federal oil and gas lease sale, OCS 171.

     The Marathon-operated Yates field received the

Occupational Safety and Health Administration's Voluntary

Protection Program Star award for superior safety and health programs.  Yates is the first oil field in the United States to gain the highest rating possible in this program.  "This

is a major success by our Yates field employees and

illustrates Marathon's commitment to excellence in safety and health," said Usher.

     International upstream reported income from operations

of $16 million in third quarter 1998, versus $40 million in

third quarter 1997. These results also reflected

significantly lower liquid hydrocarbon prices, partially

offset by increased liquid hydrocarbon volumes primarily

reflecting the new production in Canada, Gabon and the United

Kingdom.  On August 11, 1998, Marathon announced the

completion of its acquisition of Tarragon Oil and Gas Ltd., a

Canadian oil and gas exploration and production company, for

$1.1 billion.  Third quarter results include the operations

of Tarragon, commencing August 12, 1998.  Tarragon production averaged 15,900 bpd and 158 mmcfpd from August 12, 1998

through the end of the quarter.  (See Note 2 to the attached

Marathon Group Statement of Operations for additional

information regarding the Tarragon acquisition).

     "We are extremely pleased with the acquisition of

Tarragon," commented Usher.  "Tarragon provides Marathon with a new core production area in one of North America's most

attractive gas basins and meshes well with our growth

strategy."  Usher noted that with the completion of this

acquisition, Marathon's 1998 reserve replacement is expected to exceed 200 percent.

     Refining, marketing and transportation (downstream)

reported income from operations of $224 million in third

quarter 1998, versus $231 million in third quarter 1997.

Downstream results for 1998 include 100 percent of the

results of MAP, which commenced operations on

January 1, 1998.  On a pro forma basis, assuming MAP

commenced operations on January 1, 1997, downstream's income from operations would have been $358 million for third

quarter 1997 (see attached Supplemental Statistics for

additional pro forma data).  Usher noted, "MAP continues to

actively pursue annual repeatable operating efficiencies

which are now forecasted to reach $130 million in 1998, with an additional $100 million expected in 1999."

     Administrative expenses were $25 million in third

quarter 1998, compared with $47 million in third quarter

1997.  This decrease is primarily attributable to certain

administrative costs now reported in MAP's results and lower employee benefit plan accruals.

     In closing, Usher commented that "The operational

outlook for Marathon is very good.  As recently announced,

liquid production is forecast to increase from 164,000 bpd

last year to 270,000 bpd in 2001. Likewise, natural gas sales are expected to be 1.5 bcf per day in 2001, up from 1.2 bcf

per day in 1997.  In addition, MAP operating efficiencies

continue to exceed our original expectations."



                            *****



     This release contains forward-looking information concerning anticipated 1998 reserve replacement, liquid hydrocarbon production and natural gas sales, and the realization of MAP operating efficiencies. Factors that could cause reserve replacement to be less than anticipated includes geological and operating problems in existing fields and unanticipated delays in bringing new production on stream. Factors that could cause the realization of operating efficiencies at MAP to be less than anticipated include the implementation of shared technology and delays in leveraging volume procurement advantages. Factors that could cause liquid production and natural gas sales to be less than forecast include prices, supply and demand, regulatory constraints, production decline rates for mature fields and drilling rig availability. In accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, USX has included in Form 10-K for the year ended December 31, 1997 and in its Form 10-Q for the first and second quarters of 1998, cautionary statements identifying important factors, but not necessarily all factors, that could cause actual results to differ materially from those set forth in the forward-looking statements.



     Statement of Operations and Supplemental Statistics for the Marathon Group and a Consolidated Statement of Operations for USX Corporation are attached.

     For more information on USX Corporation and Marathon Group, visit our websites at www.usx.com or www.marathon.com.






                            -oOo-

                   MARATHON GROUP OF USX CORPORATION
                  STATEMENT OF OPERATIONS (Unaudited)
                  -----------------------------------
                                                Third Quarter    Nine Months
                                                    Ended           Ended
                                                 September 30    September 30
(Dollars in millions, except per share amounts)  1998    1997    1998     1997
------------------------------------------------------------------------------
REVENUES                                        $5,662  $3,944 $16,722  $11,834

COSTS AND EXPENSES:
 Cost of sales (excludes items shown below)      3,988   2,523  11,575    7,760
 Selling, general and administrative expenses      132      96     383      263
 Depreciation, depletion and amortization          222     163     701      497
 Taxes other than income taxes                   1,009     788   2,768    2,210
 Exploration expenses                               46      55     203      129
 Inventory market valuation charges (credits)       50     (41)     22      137
                                                ------  ------  ------   ------
   Total costs and expenses                      5,447   3,584  15,652   10,996
                                                ------  ------  ------   ------
INCOME FROM OPERATIONS                             215     360   1,070      838
Net interest and other financial costs              63      64     166      202
Minority interest in income of Marathon Ashland
 Petroleum LLC                                      70       -     282        -
                                                ------  ------  ------   ------
INCOME BEFORE INCOME TAXES                          82     296     622      636
Provision for estimated income taxes                31     104     226      218
                                                ------  ------  ------   ------
NET INCOME                                         $51    $192    $396     $418
                                                ======  ======  ======   ======
MARATHON STOCK DATA:
 Net income per share
   - Basic                                        $.18    $.67   $1.37    $1.45
   - Diluted                                       .17     .66    1.36     1.44

 Dividends paid per share                          .21     .19     .63      .57

 Weighted average shares, in thousands
   - Basic                                     291,320 288,095 289,928  287,853
   - Diluted                                   291,803 291,857 290,528  294,090



The following notes are an integral part of this financial statement.

                   MARATHON GROUP OF USX CORPORATION
                 SELECTED NOTES TO FINANCIAL STATEMENT
                 -------------------------------------


1.The statement of operations of the Marathon Group includes the results of operations for the businesses of Marathon Oil Company (Marathon) and certain other subsidiaries of USX and a portion of USX's net financial costs, general and administrative costs and income taxes attributed to the groups in accordance with USX's accounting and tax allocation policies. This statement should be read in connection with the consolidated statement of operations of USX.

2.In August 1998, Marathon acquired Tarragon Oil and Gas Limited
  (Tarragon), a Canadian oil and gas exploration and production company, for $1.1 billion. Securityholders of Tarragon received, at their election, Cdn$14.25 for each Tarragon share, or the economic equivalent in Exchangeable Shares of an indirect Canadian subsidiary of Marathon, which are exchangeable solely on a one-for-one basis into USX-Marathon Group Common Stock. The purchase price of $1.1 billion included cash payments to Tarragon securityholders of $670 million, issuance of approximately 878,000 Exchangeable Shares valued at $29 million and the assumption of $345 million in debt. Marathon accounted for the acquisition using the purchase method of accounting. Tarragon operations have been included in the Marathon Group's results of operations commencing August 12, 1998.

  During 1997, Marathon and Ashland Inc. (Ashland) agreed to combine the major elements of their refining, marketing and transportation (RM&T) operations. On January 1, 1998, Marathon transferred certain RM&T net assets to Marathon Ashland Petroleum LLC (MAP), a new consolidated subsidiary. Also on January 1, 1998, Marathon acquired certain RM&T net assets from Ashland in exchange for a 38% interest in MAP. The acquisition was accounted for under the purchase method of accounting. The purchase price was determined to be $1.9 billion, based upon an external valuation. The change in Marathon's ownership interest in MAP resulted in a gain of $245 million, which is included in the first nine months of 1998 revenues.

  See attached supplemental unaudited pro forma data relating to the inclusion of Tarragon and MAP operations.

3.When USX acquired Marathon in March 1982, crude oil and refined product prices were at historically high levels. USX established a new LIFO cost basis for Marathon's inventories by reference to these prices.

  Generally accepted accounting principles require that inventories be reported at the lower of recorded cost or current market value. Marathon has established an inventory market valuation (IMV) reserve to reduce the cost basis of its inventories to current market value. Quarterly adjustments to the IMV reserve result in noncash charges or credits to income from operations. Decreases in market prices below the cost basis result in charges to income from operations. Once a reserve has been established, subsequent increases in prices (up to the cost basis) result in credits to income from operations.

  The charges or credits to income resulting from IMV reserve adjustments affect the comparability of financial results from period to period. They also affect comparisons with other energy companies, many of which do not have such adjustments. Therefore, USX reports separately the effects of IMV reserve adjustments on financial results. In management's opinion, the effects of such adjustments should be considered separately when evaluating operating performance.
                   MARATHON GROUP OF USX CORPORATION
           SELECTED NOTES TO FINANCIAL STATEMENT (Continued)
           -------------------------------------------------


3.(Continued)

  When USX acquired the crude oil and refined product inventories associated with Ashland's RM&T operations in January 1998, a new cost basis was established for those inventories. The acquisition cost of these inventories lowered the overall average cost of the combined RM&T inventories; as a result, the price threshold at which an IMV reserve will be recorded has also been lowered. This acquisition resulted in a one-time reduction in the IMV reserve, yielding a net favorable IMV reserve adjustment in the first quarter of 1998.

                   MARATHON GROUP OF USX CORPORATION
                  SUPPLEMENTAL STATISTICS (Unaudited)
                  -----------------------------------
                                                Third Quarter    Nine Months
                                                    Ended           Ended
                                                 September 30    September 30
(Dollars in millions)                             1998  1997(a)   1998  1997(a)
-------------------------------------------------------------------------------
INCOME (LOSS) FROM OPERATIONS (b)
 Exploration & Production
   Domestic                                       $44     $87    $159     $376
   International                                   16      40      98      219
 Refining, Marketing & Transportation(c)          224     231     749      475
 Other Energy Related Businesses(d)                 6       8      23       39
 Administrative                                   (25)    (47)    (84)    (134)
                                               ------  ------  ------   ------
                                                 $265    $319    $945     $975
Int'l. Impairment & Domestic Contract Settlement    0       0     (76)       0
Gain on Ownership Chg. & Transition Charges-MAP     0       0     223        0
Inventory Market Val. Res. Adjustment.            (50)     41     (22)    (137)
                                               ------  ------  ------   ------
   Total Marathon Group                          $215    $360  $1,070     $838

CAPITAL EXPENDITURES (c)                         $285    $263    $835     $652
INVESTMENTS IN EQUITY AFFILIATES-NET               49      60      52      197

OPERATING STATISTICS

Net Liquid Hydrocarbon Production (e):
 Domestic                                       137.2   113.8   133.7    113.9
 International (Liftings)                        72.0    47.2    59.2     50.7
                                               ------  ------  ------   ------
   Worldwide                                    209.2   161.0   192.9    164.6

Net Natural Gas Production (f):
 Domestic                                       728.8   698.2   733.4    716.8
 International - Equity                         408.6   340.3   413.3    425.6
 International - Other (g)                       20.8    35.3    23.7     33.0
                                              ------- ------- -------  -------
   Total Consolidated                          1158.2  1073.8  1170.4   1175.4
Equity Affiliate                                 23.2    33.4    34.0     42.5
                                              ------- ------- -------  -------
   Worldwide                                   1181.4  1107.2  1204.4   1217.9

Average Equity Sales Prices (h):
 Liquid Hydrocarbons (per Bbl)
   Domestic                                    $10.23  $15.94  $10.72   $17.10
   International                                11.66   18.12   12.59    18.89
 Natural Gas (per Mcf)
   Domestic (j)                                 $1.68   $1.87   $1.82    $2.14
   International                                 1.90    1.87    2.04     2.01
Natural Gas Sales (f) (i):
 Domestic                                      1067.6  1074.1  1122.1   1147.2
 International                                  429.4   375.6   437.0    458.6
                                              ------- ------- -------  -------
   Total Consolidated                          1497.0  1449.7  1559.1   1605.8
 Equity Affiliate                                23.2    33.4    34.0     42.5
                                              ------- ------- -------  -------
   Worldwide                                   1520.2  1483.1  1593.1   1648.3

Crude Oil Refined (e) (c)                       885.5   562.6   904.6    513.2
Refined Products Sold (e) (c)                  1228.6   793.3  1183.7    758.8
Matching buy/sell volumes included in refined
 products sold (e) (c)......................     35.6    35.9    38.4     48.4
--------------

      (a) Certain 1997 amounts have been reclassified to conform to 1998 classifications
      (b) Income from operations for operating components includes operating income previously reported, plus dividend and affiliate income and other income.
      (c) In 1998, income from operations, capital expenditures, refined products sold, crude oil refined and matching buy/sell volumes include 100 percent of MAP and are not comparable to prior periods. For further discussion of MAP, see Note 2 to the Marathon Group Statement Of Operations.
      (d) Includes domestic natural gas and crude oil marketing and transportation, and power generation
      (e)  Thousands of barrels per day
      (f)  Millions of cubic feet per day
      (g) Represents gas acquired for injection and subsequent resale
      (h)  Prices exclude gains and losses from hedging activities
      (i)  Represents equity, royalty and resale volumes
      (j) The third quarter 1997 amount includes an unfavorable $.13 adjustment relating to a contract dispute.


                   MARATHON GROUP OF USX CORPORATION
            SUPPLEMENTAL STATISTICS (Continued) (Unaudited)
                  -----------------------------------

The following unaudited pro forma data for the Marathon Group includes the pro forma results of operations of Tarragon for 1998 and 1997, and the Ashland RM&T net assets for 1997, giving effect to the acquisitions as if they had been consummated at the beginning of the years presented. The pro forma data is based on historical information and does not necessarily reflect the actual results that would have occurred, nor is it necessarily indicative of future results of operations. See Note 2 to the Marathon Group Statement Of Operations for additional information.

                                                Third Quarter    Nine Months
                                                    Ended           Ended
                                                 September 30    September 30
(Dollars in millions, except per share amounts)  1998    1997    1998     1997
------------------------------------------------------------------------------
Marathon Group:
 Revenues                                       $5,679  $5,804 $16,816  $17,597
 Income from operations (a)                        258     461   1,084    1,276
 Net income (b)                                     42     183     365      410
 Net income per common share:
  Basic                                            .14     .63    1.26     1.42
  Diluted                                          .14     .63    1.25     1.41

      RM&T Operations (c) (d):
 Income from operations: (a)                      $224    $358    $749     $729
 Thousands of barrels per day:
  Crude oil refined                              885.5   909.6   904.6    855.7
  Refined products sold                         1228.6  1220.7  1183.7   1170.8
  Matching buy/sell volumes include in refined
   products sold                                  35.6    49.7    38.4     68.9

      (a) Excludes the inventory market valuation reserve adjustments.

      (b) Excluding the inventory market valuation reserve adjustment, pro forma net income would have been $61 million and $373 million for the 1998 third quarter and nine months, respectively and $159 million and $487 million for the 1997 third quarter and nine months, respectively.

      (c) Pro forma data is based on results of operations from RM&T assets contributed to MAP by Marathon and Ashland, purchase accounting effects and other pro forma adjustments and reclassifications.

      (d) Results for 1998 are actuals. There are no pro forma effects in 1998, since MAP commenced operations January 1, 1998.

                    USX CORPORATION AND SUBSIDIARY COMPANIES
                CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)
                ------------------------------------------------
                                                Third Quarter    Nine Months
                                                    Ended           Ended
                                                 September 30    September 30
(Dollars in millions)                            1998    1997    1998     1997
--------------------------------------------------------------------------------
REVENUES                                        $7,156  $5,657 $21,635  $16,854

COSTS AND EXPENSES:
 Cost of sales (excludes items shown below)      5,297   3,934  15,765   11,952
 Selling, general and administrative expenses       81      66     233      163
 Depreciation, depletion and amortization          293     235     921      722
 Taxes other than income taxes                   1,069     851   2,937    2,392
 Exploration expenses                               46      55     203      129
 Inventory market valuation charges (credits)       50     (41)     22      137
                                                ------  ------  ------   ------
   Total costs and expenses                      6,836   5,100  20,081   15,495
                                                ------  ------  ------   ------
INCOME FROM OPERATIONS                             320     557   1,554    1,359
Net interest and other financial costs              73      86     226      272
Minority interest in income of Marathon Ashland
 Petroleum LLC                                      70       -     282        -
                                                ------  ------  ------   ------
INCOME BEFORE INCOME TAXES                         177     471   1,046    1,087
Provision for estimated income taxes                61     163     362      369
                                                ------  ------  ------   ------
INCOME FROM CONTINUING OPERATIONS                  116     308     684      718

LOSS FROM DISCONTINUED OPERATIONS (net of
 income tax)                                         -      (1)      -       (1)
                                                ------  ------  ------   ------
NET INCOME                                         116     307     684      717
Noncash credit from exchange of preferred stock      -       -       -       10
Dividends on preferred stock                        (2)     (2)     (7)     (10)
                                                ------  ------  ------   ------
NET INCOME APPLICABLE TO COMMON STOCKS            $114    $305    $677     $717
                                                ======  ======  ======   ======


                    USX CORPORATION AND SUBSIDIARY COMPANIES
          CONSOLIDATED STATEMENT OF OPERATIONS (Continued) (Unaudited)
                             INCOME PER COMMON SHARE
          ------------------------------------------------------------
                                                Third Quarter    Nine Months
                                                    Ended           Ended
                                                 September 30    September 30
(Dollars in millions, except per share amounts)  1998    1997    1998     1997
--------------------------------------------------------------------------------
APPLICABLE TO MARATHON STOCK:

 Net income                                        $51    $192    $396     $418
   - Per share - basic                             .18     .67    1.37     1.45
            - diluted                              .17     .66    1.36     1.44

 Dividends paid per share                          .21     .19     .63      .57

 Weighted average shares, in thousands
   - Basic                                     291,320 288,095 289,928  287,853
   - Diluted                                   291,803 291,857 290,528  294,090

APPLICABLE TO STEEL STOCK:

 Net income                                        $63    $114    $281     $300
   - Per share - basic                             .72    1.32    3.22     3.50
            - diluted                              .71    1.25    3.11     3.24

 Dividends paid per share                          .25     .25     .75      .75

 Weighted average shares, in thousands
   - Basic                                      88,099  85,770  87,223   85,463
   - Diluted                                    92,359  93,952  94,717   94,176

The following notes are an integral part of this financial statement.

                    USX CORPORATION AND SUBSIDIARY COMPANIES
                      SELECTED NOTES TO FINANCIAL STATEMENT
                    ----------------------------------------

1. In August 1998, Marathon Oil Company (Marathon) acquired Tarragon Oil and Gas Limited (Tarragon), a Canadian oil and gas exploration and production company, for $1.1 billion. Securityholders of Tarragon received, at their election, Cdn$14.25 for each Tarragon share, or the economic equivalent in Exchangeable Shares of an indirect Canadian subsidiary of Marathon, which are exchangeable solely on a one-for-one basis into USX-Marathon Group Common Stock. The purchase price of $1.1 billion included cash payments to Tarragon securityholders of $670 million, issuance of approximately 878,000 Exchangeable Shares valued at $29 million and the assumption of $345 million in debt. USX accounted for the acquisition using the purchase method of accounting. Tarragon operations have been included in USX's results of operations commencing August 12, 1998.

   During 1997, Marathon and Ashland Inc. (Ashland) agreed to combine the major elements of their refining, marketing and transportation (RM&T) operations. On January 1, 1998, Marathon transferred certain RM&T net assets to Marathon Ashland Petroleum LLC (MAP), a new consolidated subsidiary. Also on January 1, 1998, Marathon acquired certain RM&T net assets from Ashland in exchange for a 38% interest in MAP. The acquisition was accounted for under the purchase method of accounting. The purchase price was determined to be $1.9 billion, based upon an external valuation. The change in Marathon's ownership interest in MAP resulted in a gain of $245 million, which is included in the first nine months of 1998 revenues.

2. Effective October 31, 1997, USX sold its stock in Delhi Gas Pipeline Corporation and other subsidiaries of USX that comprised all of the Delhi Group. The 1997 financial results of the Delhi Group have been reclassified as discontinued operations in the Consolidated Statement of Operations.

3. When USX acquired Marathon in March 1982, crude oil and refined product prices were at historically high levels. USX established a new LIFO cost basis for Marathon's inventories by reference to these prices.

   Generally accepted accounting principles require that inventories be reported at the lower of recorded cost or current market value. Marathon has established an inventory market valuation (IMV) reserve to reduce the cost basis of its inventories to current market value. Quarterly adjustments to the IMV reserve result in noncash charges or credits to income from operations. Decreases in market prices below the cost basis result in charges to income from operations. Once a reserve has been established, subsequent increases in prices (up to the cost basis) result in credits to income from operations.

   The charges or credits to income resulting from IMV reserve adjustments affect the comparability of financial results from period to period. They also affect comparisons with other energy companies, many of which do not have such adjustments. Therefore, USX reports separately the effects of IMV reserve adjustments on financial results. In management's opinion, the effects of such adjustments should be considered separately when evaluating operating performance.

   When USX acquired the crude oil and refined product inventories associated with Ashland's RM&T operations in January 1998, a new cost basis was established for those inventories. The acquisition cost of these inventories lowered the overall average cost of the combined RM&T inventories; as a result, the price threshold at which an IMV reserve will be recorded has also been lowered. This acquisition resulted in a one-time reduction in the IMV reserve, yielding a net favorable IMV reserve adjustment in the first quarter of 1998.


                    USX CORPORATION AND SUBSIDIARY COMPANIES
                SELECTED NOTES TO FINANCIAL STATEMENT (Continued)
                -------------------------------------------------

4. In December 1996, USX issued $117 million of debt (notes) indexed to the common stock price of RTI International Metals, Inc. (RTI) (formerly RMI Titanium Company). At maturity in February 2000, USX must exchange these notes for shares of RTI common stock, or redeem the notes for the equivalent amount of cash. Since USX's investment in RTI is attributed to the U. S. Steel Group, the indexed debt is also attributed to the U. S. Steel Group.

   Generally accepted accounting principles require that indexed debt be reported at the settlement value. Quarterly adjustments to the carrying value of this indexed debt result in noncash charges or credits to interest and other financial costs.

   Net interest and other financial costs included a credit of $11 million and $7 million in the third quarter and nine months of 1998, respectively, and a credit of $6 million in the 1997 nine months, as a result of the quarterly adjustments in the carrying value of indexed debt. There was no adjustment in the third quarter of 1997.

   USX holds a 27% interest in RTI and accounts for this investment under the equity method of accounting. Changes in the market value of USX's investment in RTI generally offset changes in the settlement value of the indexed debt. However, under the equity method of accounting, USX cannot recognize in income these corresponding changes in the market value of its investment in RTI. Such changes will be realized upon disposition of this investment.

   The charges or credits to income resulting from indexed debt adjustments affect the comparability of financial results from period to period. Therefore, USX discusses separately the effects of indexed debt adjustments on financial results. In management's opinion, the effects of such adjustments should be considered separately when evaluating financial performance.